Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Shell Midstream Partners, L.P. (the “Partnership”) for the registration of $1,000,000,000 of its common units representing limited partner interests and Partnership securities representing limited partner interests and to the incorporation by reference therein of our report dated March 22, 2018, with respect to the financial statements of Amberjack Pipeline Company LLC, included in Shell Midstream Partners, L.P.’s Current Report on Form 8-K/A dated June 6, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 2, 2018